Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

Subject to completion Preliminary

Pricing Supplement dated January 20, 2012

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. AutoCallable Notes due January 23, 2015 Linked to the Russell 2000® Index These Notes are linked to the performance of the Russell 2000® Index (the "Index"). If, on a Call Valuation Date, the Index Closing Level is equal to or greater than the Initial Level, the Notes will be automatically called and investors will (subject to issuer credit risk) receive 100% of the principal amount of their Notes plus a pre-determined call premium. If the Notes are not automatically called prior to maturity and the Final Level of the Index is equal to or greater than the Barrier Level, investors will receive (subject to issuer credit risk) 100% of the principal amount of their Notes. If the Notes are not automatically called prior to maturity and the Final Level of the Index is less than the Barrier Level, investors will be fully exposed to any decline of the Index from the Initial Level on the Initial Valuation Date to the Final Level on the Final Valuation Date and will lose some or all of the principal amount of their Notes. Terms and Conditions Issuer Barclays Bank PLC Issue Date January 25, 2012 Initial Valuation Date January 20, 2012 Final Valuation Date* January 20, 2015 Maturity Date* January 23, 2015 Call Valuation Dates* January 28, 2013 January 21, 2014 January 20, 2015 Reference Asset Russell 2000® Index Ticker RTY <Index> (Bloomberg) Call Premium Percentages 14.50% (first Call Valuation Date) 29.00% (second Call Valuation Date) 43.50% (final Call Valuation Date) Initial Level Index Closing Level on the Initial Valuation Date Final Level Index Closing Level on the Final Valuation Date Barrier Level 70% of the Initial Level, rounded to the nearest hundredth CUSIP 06738KK91 ISIN US06738KK916 * Subject to postponement in the event of a market disruption event, as described in this preliminary pricing supplement. Investing in these Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the accompanying prospectus supplement and “Selected Risk Considerations” in this preliminary pricing supplement. Introduction The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes. Payoff Diagram Hypothetical Scenario Year 1: Is Index Closing Level >= Initial Level? Year 2: Is Index Closing Level >= Initial Level? Year 3: Is Index Closing Level >= Initial Level? Final Valuation Date: Is Index closing level >= Barrier Level (70% of Initial Level)? Yes, Note AutoCalled Yes, Note AutoCalled Yes, Note AutoCalled Yes Principal Amount plus 14.50% call premium No Principal Amount plus 29% call premium Principal Amount plus Investor would receive… 43.50% call premium Principal Amount Hypothetical Examples** Index Return Investment in the Notes Direct Investment in the Index Reference Asset Return Investment in the Notes Direct Investment in the Index 100% $1,435 $2,000 -5% $1,000 $950 90% $1,435 $1,900 -10% $1,000 $900 80% $1,435 $1,800 -20% $1,000 $800 70% $1,435 $1,700 -30% $1,000 $700 60% $1,435 $1,600 -31% $690 $690 50% $1,435 $1,500 -40% $600 $600 40% $1,435 $1,400 -50% $500 $500 30% $1,435 $1,300 -60% $400 $400 20% $1,435 $1,200 -70% $300 $300 10% $1,435 $1,100 -80% $200 $200 5% $1,435 $1,050 -90% $100 $100 0% $1,435 $1,000 -100% $0 $0 ** These hypothetical examples assume that the Notes have not been called in respect of the first or second Call Valuation Dates, and are based on a number of other assumptions, as set forth on page PPS-3 to PPS-4 of this preliminary pricing supplement, including, among others, the assumption that the call premium percentage for the final Call Valuation Date is 43.50%. These hypothetical examples are included for illustrative purposes only. Principal Amount x (Final Level / Initial Level)

$ Annual AutoCallable Notes due January 23, 2015 Linked to the Performance of the Russell 2000® Index Global Medium-Term Notes, Series A, No. E-7118

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:*	January 20, 2012

Issue Date:	January 25, 2012

Final Valuation Date:*	January 20, 2015

Maturity Date:**	January 23, 2015

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	Russell 2000® Index (the “Index”) (Bloomberg ticker symbol “RTY <Index>”)

Automatic Call:	On any Call Valuation Date, if the Index Closing Level on such Call Valuation Date is greater than or equal to the Initial Level, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable Call Price payable on the applicable Early Redemption Date.

Call Valuation Dates:*	January 28, 2013 (the first Call Valuation Date), January 21, 2014 (the second Call Valuation Date) and January 20, 2015 (the final Call Valuation Date)

Early Redemption Date:	The third Business Day after the applicable Call Valuation Date (provided that the final Early Redemption Date will be the Maturity Date).

Call Price:

For every $1,000 principal amount Note, an amount equal to $1,000 plus a call premium calculated as follows:

•        14.50% × $1,000 if the Notes are automatically called in respect of the first Call Valuation Date

•        29.00% × $1,000 if the Notes are automatically called in respect of the second Call Valuation Date

•        43.50% × $1,000 if the Notes are automatically called in respect of the final Call Valuation Date

Barrier Level:	70% of the Initial Level, rounded to the nearest hundredth

Payment at Maturity:

If the Notes are not automatically called pursuant to the “Automatic Call” provisions, you will receive at maturity (subject to our credit risk):

(i)      if the Final Level of the Index is greater than or equal to the Barrier Level, a cash payment of $1,000 per $1,000 principal amount Note; and

(ii)     if the Final Level of the Index is less than the Barrier Level, a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Index Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Index Return]

You may lose some or all of your principal at maturity. If the Final Level of the Index is less than the Barrier Level, your Notes will be fully exposed to any decline of the Index from the Initial Level on the Initial Valuation Date to the Final Level on the Final Valuation Date and you may lose some or all of your principal. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	[—], the Index Closing Level on the Initial Valuation Date.

Final Level:	The Index Closing Level on the Final Valuation Date.

Index Closing Level:	The closing level of the Index published at the regular weekday close of trading on the relevant valuation date as displayed on Bloomberg Professional® service page “RTY<Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing level of the Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-90 of the accompanying Prospectus Supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KK91 / US06738KK916

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-6 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $[1,000] principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Examples of Amounts Payable Upon Automatic Call or at Maturity

Each Table of Hypothetical Values is based on the assumptions outlined below and demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a theoretical direct investment in the Index, based on certain percentage changes from the Initial Level to the Final Level of the Index and depending on whether the Notes are automatically called (prior to the deduction of any applicable brokerage fees or charges). The hypothetical examples below do not take into account any reinvestment of any applicable Call Price or any tax consequences from investing in the Notes or a direct investment in the Index.

In each Table of Hypothetical Values some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in the table are determined.

If the Index Closing Level of the Index on a Call Valuation Date is at or above the Initial Level on the Initial Valuation Date, the Notes will be automatically called in respect of such Call Valuation Date for redemption at a cash payment per $1,000 principal amount Note equal to the applicable Call Price on the applicable Early Redemption Date. The applicable Call Price is determined as follows:

For every $1,000 principal amount Note, the applicable Call Price is equal to $1,000 plus a call premium calculated as follows:

•	14.50% × $1,000 if the Notes are automatically called in respect of the first Call Valuation Date

•	29.00% × $1,000 if the Notes are automatically called in respect of the second Call Valuation Date

•	43.50% × $1,000 if the Notes are automatically called in respect of the final Call Valuation Date

If the Notes are not automatically called pursuant to the “Automatic Call” provisions, the Final Level of the Index will be determined on the Final Valuation Date and you will receive a payment at maturity (subject to our credit risk):

•	If the Final Level of the Index on the Final Valuation Date is greater than or equal to the Barrier Level, a cash payment of $1,000 per $1,000 principal amount Note that you hold.

•

If the Final Level of the Index on the Final Valuation Date is less than the Barrier Level, a cash payment per $1,000 principal amount Note that you hold equal to (a) $1,000 plus (b) $1,000 times the Index Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Index Return]

PPS–2

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the Initial Valuation Date at the initial public offering price and holds the Notes to maturity if the Notes are not automatically called.

•	No market disruption events or events of default occur during the term of the Notes.

•	Initial Level of the Index: 782.37

•	The call premium percentage for the first Call Valuation Date: 14.50%

•	The call premium percentage for the second Call Valuation Date: 29.00%

•	The call premium percentage for the final Call Valuation Date: 43.50%

Example 1: The Closing Level of the Index on the first Call Valuation Date is 807.00, which is greater than the Initial Level of the Index. Therefore, the Notes will be automatically called in respect of the first Call Valuation Date.

The table below shows the applicable Call Price per $1,000 principal amount Note (without considering any reinvestment of such Call Price) as compared to a range of hypothetical Index Returns. The Index Return reflects any change in the level of the Index from the Initial Level on the Initial Valuation Date to the Final Level on the Final Valuation Date.

Table of Hypothetical Values

If Notes are Called in Respect of the First Call Valuation Date

	-
Index Return	Investment in the Notes	Direct Investment in the Index
+ 100%	$1,145.00	$2,000
+ 90%	$1,145.00	$1,900
+ 80%	$1,145.00	$1,800
+ 70%	$1,145.00	$1,700
+ 60%	$1,145.00	$1,600
+ 50%	$1,145.00	$1,500
+ 40%	$1,145.00	$1,400
+ 30%	$1,145.00	$1,300
+ 20%	$1,145.00	$1,200
+ 10%	$1,145.00	$1,100
+ 5%	$1,145.00	$1,050
0%	$1,145.00	$1,000
- 5%	$1,145.00	$950
- 10%	$1,145.00	$900
- 20%	$1,145.00	$800
- 30%	$1,145.00	$700
- 40%	$1,145.00	$600
- 50%	$1,145.00	$500
- 60%	$1,145.00	$400
- 70%	$1,145.00	$300
- 80%	$1,145.00	$200
- 90%	$1,145.00	$100
- 100%	$1,145.00	$0

Since the Index Closing Level of the Index on the first Call Valuation Date is equal to or greater than the Initial Level on the Initial Valuation Date, the Notes are automatically called and you will receive on the applicable Early Redemption Date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $145.00, regardless of the performance of the Index at any time after the first Call Valuation Date, including on the Final Valuation Date.

Example 2: The Closing Level of the Index on the first Call Valuation Date is less than the Initial Level, but the Closing Level of the Index on the second Call Valuation Date is 817.00, which is greater than the Initial Level.

PPS–3

The table below shows the applicable Call Price per $1,000 principal amount Note (without considering any reinvestment of such Call Price) as compared to a range of hypothetical Index Returns. The Index Return reflects any change in the level of the Index from the Initial Level on the Initial Valuation Date to the Final Level on the Final Valuation Date.

Table of Hypothetical Values

If Notes are Called in Respect of the Second Call Valuation Date

	-
Index Return	Investment in the Notes	Direct Investment in the Index
+ 100%	$1,290.00	$2,000
+ 90%	$1,290.00	$1,900
+ 80%	$1,290.00	$1,800
+ 70%	$1,290.00	$1,700
+ 60%	$1,290.00	$1,600
+ 50%	$1,290.00	$1,500
+ 40%	$1,290.00	$1,400
+ 30%	$1,290.00	$1,300
+ 20%	$1,290.00	$1,200
+ 10%	$1,290.00	$1,100
+ 5%	$1,290.00	$1,050
0%	$1,290.00	$1,000
- 5%	$1,290.00	$950
- 10%	$1,290.00	$900
- 20%	$1,290.00	$800
- 30%	$1,290.00	$700
- 40%	$1,290.00	$600
- 50%	$1,290.00	$500
- 60%	$1,290.00	$400
- 70%	$1,290.00	$300
- 80%	$1,290.00	$200
- 90%	$1,290.00	$100
- 100%	$1,290.00	$0

Since the Index Closing Level of the Index on the second Call Valuation Date is equal to or greater than the Initial Level on the Initial Valuation Date, the Notes are automatically called and you will receive on the applicable Early Redemption Date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $290.00, regardless of the performance of the Index at any time after the second Call Valuation Date, including on the Final Valuation Date.

Example 3: The Closing Level of the Index on both the first and second Call Valuation Dates is less than the Initial Level

Table of Hypothetical Values

If Notes are NOT Called in Respect of the First Call Valuation Date and the Second Call Valuation Date

	-
Index Return	Investment in the Notes	Direct Investment in the Index
+ 100%	$1,435.00	$2,000
+ 90%	$1,435.00	$1,900
+ 80%	$1,435.00	$1,800
+ 70%	$1,435.00	$1,700
+ 60%	$1,435.00	$1,600
+ 50%	$1,435.00	$1,500
+ 40%	$1,435.00	$1,400
+ 30%	$1,435.00	$1,300
+ 20%	$1,435.00	$1,200
+ 10%	$1,435.00	$1,100
+ 5%	$1,435.00	$1,050
0%	$1,435.00	$1,000
- 5%	$1,000.00	$950
- 10%	$1,000.00	$900
- 20%	$1,000.00	$800
- 30%	$1,000.00	$700
- 40%	$600.00	$600
- 50%	$500.00	$500
- 60%	$400.00	$400
- 70%	$300.00	$300
- 80%	$200.00	$200
- 90%	$100.00	$100
- 100%	$0.00	$0

PPS–4

As the table above demonstrates, if (i) the Notes are not called in respect of the first Call Valuation Date or the second Call Valuation Date and (ii) the Final Level of the Index on the final Call Valuation Date is equal to or above the Initial Level, the Notes will be automatically called and you will receive on the applicable Early Redemption Date (which is the Maturity Date) a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $435.00, or a total payment of $1,435.00.

As the table above also demonstrates, if Notes are not automatically called and the Final Level of the Index is less than the Initial Level but equal to or greater than the Barrier Level, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note equal to $1,000.

Finally, the table above demonstrates that (i) if Notes are not automatically called and (ii) the Final Level of the Index is less than the Barrier Level, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Index Return. Accordingly, if the Notes are not automatically called and if the Final Level is below the Barrier Level, your Notes will be fully exposed to any decline in the level of the Index from the Initial Level to the Final Level.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Call Valuation Dates, any Early Redemption Date, the Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” with respect to the reference asset; and

•	For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”.

•

Appreciation Potential—If the Index Closing Level on a Call Valuation Date is greater than or equal to the Initial Level, the Notes will be automatically called and your investment will yield a payment per $1,000 principal amount Note of $1,000 plus a call premium equal to: (i) 14.50% multiplied by $1,000 if your Notes are automatically called in respect of the first Call Valuation Date, (ii) 29.00% multiplied by $1,000 if your Notes are automatically called in respect of the second Call Valuation Date and (iii) 43.50% multiplied by $1,000 if your Notes are automatically called in respect of the final Call Valuation Date. Because the Notes are our senior unsecured obligations, payment of any amount if called or at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Exposure to the U.S. Equities of the Russell 2000® Index—The “automatic call” feature and any return on the Notes is linked to the Russell 2000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Index, see the information set forth under “Description of the Index” in this preliminary pricing supplement.

•

Material U.S. Federal Income Tax Considerations—The following discussion (in conjunction with the discussion in the prospectus supplement) summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes.

We intend to treat the Notes as prepaid forward contracts or other executory contracts subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. Pursuant to the terms of the Notes, each holder agrees to treat the Notes consistent with our treatment for all U.S. federal income tax purposes.

If one or more of the entities included in the Index are treated as a REIT, partnership or trust, or PFIC for U.S. federal income tax purposes, or otherwise as a “pass-thru entity” for purposes of section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), it is possible that the Notes will be subject to the “constructive ownership” rules of section 1260 of

PPS–5

the Code. If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the Notes could be treated as ordinary income and subject to an interest charge.

In Notice 2008-2, the Internal Revenue Service and the Treasury Department requested comments as to whether the purchaser of certain notes (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a Note is required to accrue income in respect of the Note prior to the receipt of payments under the Note or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all or a portion of any income and gain (including gain on a sale) of a U.S. holder in respect of a Note as ordinary income or short-term capital gain, or that the IRS otherwise could successfully assert that, under current law, all or a portion of any such income and gain should be treated as ordinary income or short-term capital gain. Finally, it is possible that a non-U.S. holder of the Note could be subject to U.S. withholding tax in respect of a Note. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding the possible U.S. federal income tax consequences to them of the purchase, ownership, and disposition of the Notes.

3.8% Medicare Tax on “Net Investment Income.” Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain and other income realized with respect to the Notes, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their advisors with respect to the 3.8% Medicare tax.

Information Reporting. Holders that are individuals (and, to the extent provided in future regulations, entities) may be required to disclose information about their Notes on IRS Form 8938—“Statement of Specified Foreign Financial Assets” if the aggregate value of their Notes and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in Significant Loss—If the Notes are not called pursuant to the “Automatic Call” provisions and the Final Level of the Index on the Final Valuation Date is less than the Barrier Level, you will lose 1% of your principal amount for every 1% decline in the Final Level of the Index on the Final Valuation Date as compared to the Initial Level on the Initial Valuation Date. If the Notes are not called pursuant to the “Automatic Call” provisions and the Final Level of the Index on the Final Valuation Date is less than the Barrier Level, you may lose some or all of your principal.

•

Your Gain, if Any, on the Notes is limited to the Applicable Call Premium—If the Notes are automatically called pursuant to the “Automatic Call” provisions in respect of a Call Valuation Date, you will receive on the applicable Early Redemption Date a payment per $1,000 principal amount Note of $1,000 plus a call premium equal to the product of the applicable call premium percentage multiplied by $1,000, regardless of the performance of the Index from the Initial Level to the applicable Call Valuation Date or the Index Return.

•

Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, the Notes will be automatically called if the Index Closing Level of the Index on a Call Valuation Date is at or

PPS–6

above the Initial Level. If the Notes are automatically called in respect of any Call Valuation Date, you will be entitled only to the principal amount of your Notes plus the applicable call premium set forth on the cover of this preliminary pricing supplement. You will not be entitled to any appreciation in the Index at any time after the applicable Call Valuation Date, including on the Final Valuation Date, which may be significant. You may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No more interest or call premium will accrue or be payable after the relevant Early Redemption Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold. It may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•

Limited Protection (Subject to Our Credit Risk) at Maturity and Only to the Extent Afforded by the Barrier Level—If the Notes are called pursuant to the “Automatic Call” provisions or if the Final Level of the Index does not fall below the Barrier Level, you will be entitled to receive, subject to our credit risk, at least the full principal amount of your Notes at maturity or on the Early Redemption Date, as applicable. If the Notes are not automatically called and the Final Level of the Index is below the Barrier Level, for every 1% that the Index has declined from the Initial Level on the Initial Valuation Date to the Final Level on the Final Valuation Date, you will lose an amount equal to 1% of the principal amount of your Notes. You may lose some or all of your principal at maturity. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

•

Whether or Not the Notes Will be Automatically Called Prior to Maturity and, if the Notes Are Not Automatically Called Prior to Maturity, Any Payment at Maturity of Your Notes Will Not be Based on the Level of the Index at Any Time Other than the Index Closing Level on the applicable Call Valuation Date or the Final Valuation Date, as Applicable—Whether or not the Notes are automatically called pursuant to the “Automatic Call” provisions will be based solely on the Index Closing Level on the applicable Call Valuation Date (subject to adjustment as described in the prospectus supplement), as compared to the Initial Level on the Initial Valuation Date. Therefore, if the Index Closing Level on any Call Valuation Date is less than the Initial Level of the Index, the Notes will not be automatically called and you will not be entitled to the applicable Call Price. Similarly, if the Notes are not automatically called pursuant to the “Automatic Call” provisions, the Final Level of the Index and the Index Return will be based solely on the Index Closing Level of the Index on the Final Valuation Date (subject to adjustments as described in the prospectus supplement) as compared to the Initial Level on the Initial Valuation Date. Accordingly, if the Index Closing Level on the Final Valuation Date is less than the Barrier Level, the payment upon maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the level of the Index at a time when the Index level was at or above the Barrier Level.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the Index would have.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. For further discussion, see “Certain U.S. Federal Income Tax Considerations” above, as well as “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

PPS–7

•

Our Right to Use the Index May Be Suspended or Terminated—We have been granted a non-exclusive right to use the Index and related trademarks or service marks in connection with the Notes. If we breach our obligations under the applicable license agreement, the index sponsor with respect to the Index may have the right to terminate the license. If the sponsor chooses to terminate the license agreement, we may no longer have the right under the terms of the license agreement to use the Index and related trademarks or service marks in connection with the Notes until their maturity. If our right to use the Index is suspended or terminated for any reason, it may become difficult for us to determine the level of the Index and consequently the payment on the Notes at maturity or upon early redemption. The calculation agent in this case will determine, in its sole discretion, the Index level or the amount payable in respect of your Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Index

All information regarding the Index set forth in this preliminary pricing supplement reflects the policies of, and is subject to change by, Russell Investments (“Russell”). The Index was developed by Russell and is calculated, maintained and published by Russell. The Index is reported by Bloomberg under the ticker symbol “RTY <Index>”.

The Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index (the “Russell 3000”), it consists of approximately 2,000 of the smallest companies (based on a combination of their market capitalization and the current index membership) included in the Russell 3000 and represented, as of October 31, 2011, approximately 10% of the total market capitalization of the Russell 3000. The Russell 3000, in turn, comprises the 3,000 largest U.S. companies as measured by total market capitalization, which together represented, as of October 31, 2011, approximately 98% of the investable U.S. equity market.

Selection of Stocks Underlying the Index

Security Inclusion Criteria

•

U.S. company. All companies eligible for inclusion in the Index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and company stock trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible for this purpose), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange as defined by a two-year average daily dollar trading volume (“ADDTV”) from all exchanges within a country. After the HCIs are defined, the next step in the country assignment involves an analysis of assets by location. Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary location of the company’s revenues to cross-compare with the three HCIs and assign a country in a similar manner. Beginning in 2011, Russell will use the average of two years of assets or revenues data, in order to reduce potential turnover. Assets and revenues data are retrieved from each company’s annual report as of the last trading day in May. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

•

Trading requirements. All securities eligible for inclusion in the Russell 3000 must trade on a major U.S. exchange. Bulletin Board, pink-sheet or over-the-counter traded securities are not eligible for inclusion.

•

Minimum closing price. Stock must trade at or above US$1.00 on their primary exchange on the last trading day in May to be considered eligible for inclusion in the Russell 3000 during annual reconstitution or during initial public offering (IPO) eligibility. If a stock’s closing price is less than US$1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than US$1.00.

PPS–8

Nonetheless, a stock’s closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization and index membership. Initial public offerings are added each quarter and must have a closing price at or above US$1.00 on the last day of their eligibility period in order to qualify for index inclusion.

•

Primary exchange pricing. If a stock, new or existing, does not have a closing price at or above US$1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above US$1.00 on another major U.S. exchange, that stock will be eligible for inclusion.

•	Minimum total market capitalization. Companies with a total market capitalization of less than US$30 million are not eligible for the Index.

•

Minimum available shares/float requirement. Companies with only a small portion of their shares available in the marketplace are not eligible for the Russell Indices. Companies with 5% or less will be removed from eligibility.

•

Company structure. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special purpose acquisition companies (SPACs) and limited partnerships are excluded from inclusion in the Russell 3000. Business development companies (BDCs) are eligible.

•	Shares excluded. Preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrant rights and trust receipts are not eligible for inclusion.

•

Deadline for inclusion. Stocks must be listed on the last trading day in May and Russell must have access to documentation on that date supporting the company’s eligibility for inclusion. This information includes corporate description, verification of incorporation, number of shares outstanding and other information needed to determine eligibility. IPOs will be considered for inclusion on a quarterly basis.

All Russell indices, including the Index, are reconstituted annually to reflect changes in the marketplace. The companies that meet the eligibility criteria are ranked on the last trading day of May of every year based on market capitalization using data available at that time, with the reconstitution taking effect as of the first trading day following the last Friday of June of that year. If the last Friday in June is the 28th, 29th or 30th day of June, reconstitution will occur the Friday prior.

Market Capitalization

The primary criteria used to determine the initial list of common stocks eligible for inclusion in the Russell 3000, and thus the Index, is total market capitalization, which is calculated by multiplying the total outstanding shares by the market price as of the last trading day in May for those securities being considered for the purposes of the annual reconstitution. IPO eligibility is determined each quarter.

•

Determining total shares outstanding. Only common stock is used to determine market capitalization for a company. Any other form of shares, including preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.

•

Determining price. During each annual reconstitution, the last traded price on the last trading day in May of that year from the primary exchange is used to determine market capitalization. If a security does not trade on its primary exchange, the lowest price from another major U.S. exchange is used. In the case where multiple share classes exist, the primary trading vehicle is identified and used to determine price. For new members, the common share class with the highest trading volume will be considered the primary trading vehicle, and its associated price and trading symbol will be included in the Index.

Capitalization Adjustments

A security’s shares are adjusted to include only those shares available to the public, often referred to as “free float”. The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in all Russell indices, including the Index, by their float-adjusted market capitalization, which is calculated by multiplying the primary closing price by the available shares.

The following types of shares are removed from total market capitalization to arrive at free float or available market capitalization:

•	Cross ownership. Shares held by another member of a Russell index are considered cross-owned and all such shares will be adjusted regardless of percentage held.

•

Large corporate and private holdings. Shares held by another listed company (non-member) or private individuals will be adjusted if greater than 10% of shares outstanding. Share percentage is determined either by those shares held by an individual or a group of individuals acting together. For example, officers and directors holdings would be summed together to determine if they exceed 10%. However, not included in this class are institutional holdings, including investment companies, partnerships, insurance companies, mutual funds, banks or venture capital funds.

PPS–9

•	Employee stock ownership plan shares. Corporations that have employee stock ownership plans that comprise 10% or more of the shares outstanding are adjusted.

•	Unlisted share classes. Classes of common stock that are not traded on a U.S. exchange are adjusted.

•	IPO lock-ups. Shares locked-up during an IPO are not available to the public and are thus excluded from the market value at the time the IPO enters the Russell indices.

•

Government holdings. Holdings listed as “government of” are considered unavailable and will be removed entirely from available shares. Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%. Any holding by a government pension fund is considered institutional holdings and will not be removed from available shares.

Corporate Actions Affecting the Index

Changes to all Russell U.S. indices, including the Index, are made when an action is final.

•

“No replacement” rule. Securities that leave the Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Index over a year may fluctuate according to corporate activity.

•	Mergers and acquisitions. Merger and acquisition activity results in changes to the membership and weighting of members within the Index.

•

Re-incorporations. Members of the Index that are re-incorporated to another country are analyzed for country assignment the following year during reconstitution, as long as they continue to trade in the U.S. Companies that re-incorporate and no longer trade in the U.S. are immediately deleted from the Index and placed in the appropriate country within the Russell Global Index. Those that re-incorporate to the U.S. during the year will be assessed during reconstitution for membership.

•

Re-classifications of shares (primary vehicles). Primary vehicles will not be assessed or change outside of a reconstitution period unless the existing class ceases to exist. In the event of extenuating circumstances signaling a necessary primary vehicle change, proper notification will be made.

•

Rights offerings. Rights offered to shareholders are reflected in the Index the date the offer expires for nontransferable rights and on the ex-date for transferable rights. In both cases, the price is adjusted to account for the value of the right on the ex-date, and shares are increased according to the terms of the offering on that day. Rights issued in anticipation of a takeover event, or “poison pill” rights are excluded from this treatment and no price adjustment is made for their issuance or redemption.

•

Changes to shares outstanding. Changes to shares outstanding due to buyback (including Dutch Auctions), secondary offerings, merger activity with a non- Index member and other potential changes are updated at the end of the month (with the sole exception of June) which the change is reflected in vendor supplied updates and verified by Russell using an SEC filing. For a change in shares to occur, the cumulative change to available shares must be greater than 5%.

•

Spin-offs. The only additions between reconstitution dates are as a result of spin-offs, reincorporations and IPOs. Spin-off companies are added to the Index if warranted by the market capitalization of the spin-off company.

•

Tender offers. A company acquired as the result of a tender offer is removed when the tender offer has fully expired and it is determined the company will finalize the process with a short form merger. Shares of the acquiring company, if a member of the Index, will be increased simultaneously.

•

Delisting. Only companies listed on U.S. exchanges are included in the Index. Therefore, when a company is delisted from a U.S. exchange and moved to over-the-counter trading, the company is removed from the Index.

•

Bankruptcy and voluntary liquidations. Companies that file for Chapter 7 liquidation bankruptcy or file any other liquidation plan will be removed from the Index at the time of the filing. Companies filing for a Chapter 11 re-organization bankruptcy will remain a member of the Index, unless delisted from their primary exchange. In that case, normal delisting rules will apply.

•

Stock distributions. Stock distributions can take two forms: (1) a stated amount of stock distributed on the ex-date or (2) an undetermined amount of stock based on earnings and profits on a future date. In both cases, a price adjustment is made on the ex-date of the distribution. Shares are increased on the ex-date for category (1) and on the pay-date for category (2).

•

Dividends. Gross dividends are included in the daily total return calculation of the Index based on their ex-dates. The ex-date is used rather than the pay-date because the market place price adjustment for the dividend occurs on the ex-date. Monthly, quarterly and annual total returns are calculated by compounding the reinvestment of dividends daily. The reinvestment and compounding is at the total index level, not at the security level. Stock prices are adjusted to reflect special cash dividends on the ex-date. If a dividend is payable in stock and cash and the stock rate cannot be determined by the ex-date, the dividend is treated as cash.

PPS–10

•

Halted securities. Halted securities are not removed from the Index until the time they are actually delisted from the exchange. If a security is halted, it remains in the Index at the last traded price from the primary exchange until the time the security resumes trading or is officially delisted.

Additional information on the Index is available on the following website: http://www.russell.com. No information on the website shall be deemed to be included or incorporated by reference in this preliminary pricing supplement.

License Agreement

Barclays Bank PLC has entered into a non-exclusive license agreement with the Frank Russell Company (“Russell”) whereby we, in exchange for a fee, are permitted to use the Russell 2000 Index and its related trademarks in connection with certain Notes, including the Notes. We are not affiliated with Russell; the only relationship between Russell and us is any licensing of the use of Russell’s indices and trademarks relating to them.

The license agreement between Russell and Barclays Bank PLC provides that the following language must be set forth in the preliminary pricing supplement:

“The Notes are not sponsored, endorsed, sold, or promoted by Frank Russell Company (“Russell”). Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in Notes generally or in the Notes particularly or the ability of the Russell 2000® Index (the “Russell 2000 Index”) to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000 Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the Notes upon which the Russell 2000 Index is based. Russell’s only relationship to Barclays Bank PLC and its affiliates is the licensing of certain trademarks and trade names of Russell and of the Russell 2000 Index which is determined, composed and calculated by Russell without regard to Barclays Bank PLC and its affiliates or the Notes. Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and Russell makes no representation or warranty, express or implied, as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

“Russell 2000® Index” and “Russell 3000® Index” are trademarks of Frank Russell Company and have been licensed for use by Barclays Bank PLC. The Notes are not sponsored, endorsed, sold, or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the Notes.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index Closing Level from January 7, 2002 through January 19, 2012. The Index Closing Level on January 19, 2012 was 782.37.

We obtained the Index Closing Levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PPS–11

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS–12